                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             OHIO EDISON COMPANY
                (Name of Registrant as Specified In Its Charter)

                            R.R. DONNELLEY & SONS
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF OHIO EDISON APPEARS HERE]



                                 NOTICE OF
                               ANNUAL MEETING
                              OF SHAREHOLDERS
                                    AND
                               PROXY STATEMENT


                       ANNUAL MEETING OF SHAREHOLDERS
                               APRIL 28, 1994

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF SHARES OF COMMON STOCK OF OHIO EDISON COMPANY

  The Annual Meeting of Shareholders of Ohio Edison Company will be held at the principal office of the Company, 76 South Main Street, Akron, Ohio 44308, on April 28, 1994, at 10 a.m., Eastern Time, for the following purposes:

  Item No. 1 --  To elect a Board of 12 Directors;

  Item No. 2 --  To ratify the appointment of Arthur Andersen & Co., independent
                 public accountants, as auditors for the year 1994;

  Item No. 3 --  To vote on a shareholder proposal; and

                 To take action upon any other business as may properly come before the meeting.

  You are urged, after reading the accompanying Proxy Statement, to mark, sign, date and return your Proxy in the envelope provided to assure your representa-tion at the meeting.

                                                  G. F. LaFlame
                                                  Secretary

Akron, Ohio
March 15, 1994

                                PROXY STATEMENT

GENERAL INFORMATION

  This Notice of Annual Meeting, Proxy Statement and accompanying Proxy are be-ing mailed to shareholders commencing on or about March 15, 1994, in connection with the solicitation of Proxies by the Board of Directors of Ohio Edison Com-pany (hereinafter referred to as "the Company") for use at the 1994 Annual Meeting of Shareholders. The principal office of the Company is located at 76 South Main Street, Akron, Ohio 44308.

  The Board of Directors fixed March 7, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The Company's outstanding securities entitled to be voted at the meeting consist of 152,569,437 shares of Common Stock, each of which is entitled to one vote.

  The Board of Directors solicits and recommends your execution of the enclosed Proxy for use at the Annual Meeting. You may revoke your Proxy at any time be-fore it is exercised by giving notice in writing directed to the Secretary of the Company or orally in open meeting.

  Shares for which a properly signed Proxy is received will be represented at the Annual Meeting and will be voted as instructed on the Proxy. Shareholders are urged to specify their choices by marking an (X) in the appropriate boxes on the Proxy, but if no choices are specified, the shares represented will be voted as recommended by your Board of Directors. Shares represented by improp-erly marked proxies will be treated as abstentions for voting purposes. Dis-senting shareholders, in connection with any item presented, do not have rights of appraisal.

  At the 1994 Annual Meeting, the presence in person or by proxy of the holders of record of shares entitling them to exercise a majority of the voting power shall constitute a quorum. For the purpose of determining a quorum, all shares represented at the meeting are counted without regard to abstentions or broker non-votes with respect to the voting on any particular item. Votes cast include for and against votes but do not include abstentions and broker non-votes.

  Shareholders have the right to exercise cumulative voting for the election of directors. In cumulative voting, a shareholder has a number of votes equal to the product of the number of directors to be elected times the number of shares owned, and may cast all of such votes for one nominee, or may distribute such votes among two or more nominees in any proportion desired. To exercise the right to vote cumulatively, the shareholder must provide specific instructions on the Proxy.

  Your Board of Directors proposes to solicit Proxies from shareholders as de-scribed below. The cost of this solicitation will be borne by the Company. Proxies may be solicited, without additional compensation, by officers and em-ployees of the Company, personally or by telephone, mail or other electronic means. The Company also has arranged for the services of Georgeson & Company to solicit Proxies in a similar manner for a fee not to exceed $11,500 plus reim-bursement of reasonable out-of-pocket expenses. The Company may reimburse bro-kers, banks and other fiduciaries for postage and reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

BOARD OF DIRECTORS

  The Board of Directors has the responsibility for establishing broad corpo-rate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made at Board and commit-tee meetings by Company management.

  Meetings of the Board of Directors are held regularly each month. There is also an organizational meeting following the conclusion of the Annual Meeting of Shareholders. The Board held 13 meetings in 1993. All of the directors who were elected at the 1993 Annual Meeting attended more than 75% of the aggregate number of meetings of the Board and committees of which they are members.

  The Board of Directors adopted a resolution in May 1980 stating that any person who has attained the age of 69 years would be ineligible for election as a director. As a result, Mr. Frank C. Watson, a director of the Company since 1974, will not be a candidate for reelection at the Annual Meeting. In addition, effective December 30, 1993, Mr. Dan R. Carmichael, a director of the Company since 1990, resigned from the Board. We are grateful for the lead-ership that both gentlemen have provided during their years of service to the Company. Their wisdom, knowledge and good judgment will be missed.

COMMITTEES OF THE BOARD OF DIRECTORS

  The committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical infor-mation relating to the director nominees, which begins on page 3, includes committee memberships currently held by each nominee.

AUDIT COMMITTEE

  This committee meets with management, financial personnel, internal auditors and the independent public accountants to consider the adequacy of the inter-nal controls of the Company and the objectivity of financial reporting. The Audit Committee recommends to the Board the appointment of the Company's inde-pendent public accountants subject to ratification by the shareholders at the Annual Meeting. The committee also reviews the results of management's program to monitor compliance with the Company's policies on business ethics and con-duct. Both the internal auditors and the independent public accountants peri-odically meet alone with the Audit Committee and always have unrestricted ac-cess to the committee. The Audit Committee consists of four non-employee directors and met four times in 1993.

COMPENSATION COMMITTEE

  This committee's duties and functions include: determination of an appropri-ate salary for the Chief Executive Officer and recommendation thereof to the Board of Directors; consultation and discussion with the Chief Executive Offi-cer concerning establishment of salaries for all other officers; and mainte-nance of an orderly relationship of compensation for officers which is compat-ible with industry standards for companies of like character and size. The Compensation Committee consists of three non-employee directors and met four times in 1993.

NOMINATING COMMITTEE

  This committee advises and makes recommendations to the Board concerning possible candidates to fill vacancies on the Board of Directors and reviews the qualifications of candidates recommended by others. The committee will consider nominees recommended by shareholders. Such recommendations with re-spect to any person to be considered for election as a director at the Annual Meeting of Shareholders must be submitted in writing to the committee at least six months prior to the date of the meeting in care of the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Shareholder recommendations should be accompanied by a description of the pro-posed nominee's qualifications and other relevant biographical information, together with the written consent of the proposed nominee to be named in the Proxy Statement, if nominated, and to serve, if elected. The Nominating Com-mittee consists of five directors and held two meetings during 1993.

FINANCE COMMITTEE

  This committee's primary duties are to monitor the Company's requirements for funds and financial market conditions and to approve terms of sales of Company securities when the Board of Directors does not exercise such powers; to consult with the officers of the Company on these matters; and to make rec-ommendations to the Board. There are five directors on the Finance Committee, which met six times in 1993.

COMPENSATION OF DIRECTORS

  Directors who are not employees receive an annual retainer of $12,000 and 200 shares of Ohio Edison Common Stock. Such directors are also paid a meeting fee of $750 for each Board and committee meeting attended, and are reimbursed for expenses of attending. Directors may elect to defer receipt of all or a portion of their cash retainer and meeting fees to be payable in a lump sum or monthly installments after they cease to be a di-rector. Directors who are also employees receive no compensation for serving as directors.

BUSINESS RELATIONSHIPS

  Mr. Robert M. Carter, a director, has a 20% equity interest in Lakefront Capital Investors, Inc., an investment management firm. During 1993, Lakefront Capital Investors, Inc. provided investment management services to the Ohio Edison System Master Retirement Trust and received a fee of $11,916.

ITEMS TO BE VOTED

ITEM NO. 1--NOMINEES FOR ELECTION AS DIRECTORS

  It is intended that shares of Common Stock represented by a Proxy will be voted, unless otherwise instructed on the Proxy, for the election of the 12 nominees listed below as directors of the Company to hold office until the next Annual Meeting. Under the Company's Code of Regulations, at any electionfor directors, the persons receiving the greatest number of votes are elected to the vacancies to be filled. The nominees for directors together with information about them are hereinafter set forth. Mr. Robert M. Carter is a nominee for the first time, being elected a director by the Board of Direc-tors, effective February 1, 1994. Your Board of Directors has no reason to be-lieve that the persons named will not be available to serve after being elect-ed. In the event that any of the original nominees would not be available to serve for any reason upon being elected, shares represented by the appointed Proxies will be voted in the discretion of such Proxies either for a lesser number of directors or for another person selected by the Board of Directors unless the inability to serve is believed to be temporary in nature. In this latter case, the shares represented by the appointed Proxies will be voted for the person named and such person, if elected, will serve when he or she is able to do so.

                      NOMINEES FOR ELECTION AS DIRECTORS

  [PHOTO OF    DONALD C. BLASIUS -- Retired in 1993 as President of White
  DONALD C.    Consolidated Industries, Inc., a manufacturer of home and
   BLASIUS     commercial appliances and outdoor and industrial products. Age
   APPEARS     64. He is also a Director of Wolverine Tube, Inc. Director of
    HERE]      the Company since 1981.

               Committees: Finance, Nominating



  [PHOTO OF    H. PETER BURG -- Senior Vice President and Chief Financial
  H. PETER     Officer of this Company since 1989. Vice President from 1986-
    BURG       1989. Age 47. He is also a Director of Pennsylvania Power
   APPEARS     Company. Director of the Company since 1989.
    HERE]
               Committee: Finance

  [PHOTO OF    ROBERT H. CARLSON -- Retired in 1989 as President and Chief
  ROBERT H.    Executive Officer of Universal-Rundle Corporation, a manufacturer
   CARLSON     of plumbing fixtures. Age 67. He is also a Director of
   APPEARS     Pennsylvania Power Company and First Shenango Bancorp, Inc.
    HERE]      Director of the Company since 1987.

               Committee: Audit




  [PHOTO OF    ROBERT M. CARTER--Partner since 1991 in the law firm of Carter &
  ROBERT M.    Haygood. Attorney with independent practice from 1989-1991. Age
   CARTER      43. He is also a Director of First Bancorporation of Ohio.
   APPEARS     Director of the Company since February 1, 1994.
    HERE]



  [PHOTO OF    DR. CAROL A. CARTWRIGHT--President since 1991 of Kent State
 DR. CAROL A.  University. Vice Chancellor for Academic Affairs and Professor of
  CARTWRIGHT   Human Development at the University of California at Davis from
   APPEARS     1988-1991. Age 52. She is also a Director of Republic Engineered
    here]      Steels, Inc. Director of the Company since 1992.

               Committee: Nominating




  [PHOTO OF    WILLARD R. HOLLAND--President and Chief Executive Officer of this
  WILLARD R.   Company and Chairman of the Board and Chief Executive Officer of
   HOLLAND     its subsidiary, Pennsylva-nia Power Company, since 1993.
   APPEARS     President and Chief Operating Officer of this Company from 1991-
    HERE]      1993. Senior Vice President from 1988-1991 of Detroit Edison
               Company, an electric utility. Age 57. Director of the Company since 1991.

               Committees: Finance, Nominating

  [PHOTO OF    ROBERT L. LOUGHHEAD--Retired in 1987 as Chairman of the Board,
  ROBERT L.    President and Chief Executive Officer of Weirton Steel
  LOUGHHEAD    Corporation, a manufacturer of steel products. Age 64. He is
   APPEARS     also a Director of Eastern Petroleum Company. Director of the
    HERE]      Company since 1980.

               Committees: Audit, Compensation




  [PHOTO OF    GLENN H. MEADOWS--Retired in 1989 as President and Chief
   GLENN H.    Executive Officer of McNeil Corporation, a manufacturer of
   MEADOWS     industrial and automotive lubrication systems, pumps, swimming
   APPEARS     pool chemicals and equipment. Age 64. Director of the Company
    HERE]      since 1981.

               Committees: Audit, Compensation




  [PHOTO OF    PAUL J. POWERS--Chairman of the Board and Chief Executive
   PAUL J.     Officer since 1987 of Commercial Intertech Corp., a hydraulic
   POWERS      components, filters and separations and metal components
   APPEARS     manufacturer. Age 59. He is also a Director of Acme-Cleveland
    HERE]      Corporation and Twin Disc, Inc. Director of the Company since
               1992.

               Committee: Finance




  [PHOTO OF    CHARLES W. RAINGER--President and Director since 1982 of
  CHARLES W.   Sandusky International Inc., a manufacturer of centrifugal
   RAINGER     castings. Age 60. He is Chairman of the Board of Sandusky
   APPEARS     Limited, a subsidiary of Sandusky International Inc. Director
    HERE]      of the Company since 1987.

               Committee: Nominating

  [PHOTO OF    GEORGE M. SMART--Chairman of the Board and President since 1993
  GEORGE M.    of Phoenix Packaging Corporation, a manufacturer of easy-opening
    SMART      lids. President and Chief Executive Officer from 1978-1993 of
   APPEARS     Central States Can Co. and Executive Vice President from 1989-
    HERE]      1993 and Vice President from 1984-1989 of Van Dorn Company, the parent of Central States Can Co. Age 48. He is also a Director of
               Belden & Blake Corporation. Director of the Company since 1988.

               Committee: Finance




  [PHOTO OF    JESSE T. WILLIAMS, SR.--Vice President, Compensation and
   JESSE T.    Employment Practices since 1993 of The Goodyear Tire & Rubber
WILLIAMS, SR.  Company, a manufacturer of tires and rubber-related products.
   APPEARS     Vice President of Human Resources Diversity, Safety and Workers'
    HERE]      Compensation from 1991-1993 and Vice President of Equal
               Employment Opportunity from 1988-1991 of The Goodyear Tire &
               Rubber Company. Age 54. Director of the Company since 1992.

               Committee: Compensation




  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM NO. 1.

ITEM NO. 2--RATIFICATION OF THE APPOINTMENT OF AUDITORS

  Arthur Andersen & Co., independent public accountants, appointed as auditors by the Board of Directors of the Company to examine the books and accounts of the Company for the year 1994, have made the annual audit for this Company since its organization in 1930. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions raised at the meeting. This item requires the favorable vote of a majority of the votes cast.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM NO. 2.

ITEM NO. 3--SHAREHOLDER PROPOSAL

  Dr. Allen Wolff, 1553 South Carpenter Road, Brunswick, Ohio 44212-3826, the beneficial owner of 8,651.549 registered shares of Common Stock of the Company on December 31, 1993, has indicated that he will present a proposal for action at the 1994 Annual Meeting as follows:

    "Many shareholders of corporate stock feel frustrated when reading the Annual Reports of some corporations. Often they report, in glowing terms, how successful a year it has been and then report a loss of "jillions" of dollars. In addition, they often report huge bonuses to corporate executives (for a job well done) and then the Board of Directors requests that the stockholders approve additional incentives for the upper management AND for the Directors. Often, THEN, a dividend is omitted because of the poor year.

    Many of us feel that the Board of Directors are a self-perpetuating group, controlling huge numbers of votes, most often renominating themselves for another term, stacking the Board with friends and relatives, setting the number of directors at whatever number fits their fancy, nominating someone new only to fill a vacancy and then NEVER giving us more than one person to vote for each vacancy. After all of this, the coup de grace is the statement on the ballot "all unmarked proxies will be voted in accordance with the recommendations of the Board of Directors".

    Even in areas where voter fraud is rampant, although dead people may vote, unmarked ballots are NOT counted. It seems very undemocratic to count unvoted ballots one way or another. I cannot find in the By-Laws of this corporation any authorization for counting unmarked ballots. Therefore, be it resolved that NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED BEFORE THE STOCKHOLDERS OF THIS CORPORATION."

       STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

  Your Board of Directors believes that the proposal is contrary to the interests of the Company and our shareholders and, accordingly, is recommending that shareholders vote AGAINST the proposal for the following reasons.

  Under Ohio law, a shareholder is entitled to participate at shareholders' meetings in person or by proxy. If our shareholders intend to participate at a meeting by proxy, they can direct how their votes will be cast by either (i) marking a box for each item to be voted on and signing the proxy card, or (ii) simply signing the proxy card. The adoption of Dr. Wolff's proposal would take from shareholders their right to participate at shareholders' meetings when they return a signed, but unmarked proxy card. This is both unfair and unnecessary.

  Dr. Wolff apparently assumes that shareholders who sign but do not otherwise mark their proxy card are not making a conscious decision as to how their shares are to be voted. Your Board of Directors disagrees with his assumption. The proxy card states explicitly in boldface type how shares will be voted in this situation. This year's proxy card, for example, states: "THIS PROXY WILL BE VOTED AS INDICATED. IF NO DIRECTIONS ARE INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST ITEM 3." Neither the Board of Directors nor the persons appointed as Proxies have the authority or discretion to ignore a shareholder's instructions on a properly signed proxy, whether those instructions are indicated by marked boxes or by the alternative method of merely signing and returning the proxy card. Thus, your Board of Directors believes that the shareholders who take advantage of this alternative method fully understand how their shares will be voted.

  Your Board of Directors further believes that our procedures, which facilitate the execution and return of proxy cards, result in a higher shareholder response than could be expected if shareholders were required to complete each item on the proxy card. This, in turn, helps to minimize the time and expense incurred in connection with the solicitation of proxies. The adoption of the proposal would also make it more difficult to ascertain the wishes of our shareholders because a signed, but unmarked proxy card must be ignored. Your Board of Directors believes that our procedures, which follow Securities and Exchange Commission rules and customary practice in the United States, are appropriate and essential for good corporate governance.

  The Board is not aware of any valid reason to adopt Dr. Wolff's proposal. It would not give shareholders any new rights or powers. And, it takes away rights that make it easier for shareholders to participate in shareholders' meetings.

  Adoption of Dr. Wolff's proposal requires the favorable vote of a majority of the votes cast.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM NO. 3.

OTHER MATTERS

  Management does not intend to present and does not know that others will present at the Annual Meeting any items of business other than those set forth herein. However, if any other matters come before the meeting, it is intended that the appointed Proxies will vote thereon in their discretion.

SECURITY OWNERSHIP

  The following table shows shares of stock beneficially owned as of December 31, 1993, by each director and nominee, the officers named in the Summary Exec-utive Compensation Table, all directors and officers as a group and all owners of more than five percent of any class of Ohio Edison Company voting securi-ties.

                                                                             NUMBER OF SHARES    PERCENT
OWNER                                  TITLE               CLASS OF STOCK  BENEFICIALLY OWNED(1) OF CLASS
- ---------------------------------------------------------------------------------------------------------
Donald C. Blasius         Director and Nominee                 Common                1,590         (2)
H. Peter Burg             Director, Nominee and Sr. VP         Common                7,624         (2)
Robert H. Carlson         Director and Nominee                 Common                3,069         (2)
Robert M. Carter          Director and Nominee                 Common                   (4)        (2)
Dr. Carol A. Cartwright   Director and Nominee                 Common                  567         (2)
Willard R. Holland        Director, Nominee, Pres. and CEO     Common                3,227         (2)
Robert L. Loughhead       Director and Nominee                 Common                1,489         (2)
Glenn H. Meadows          Director and Nominee                 Common                1,673         (2)
Paul J. Powers            Director and Nominee                 Common                  365         (2)
Charles W. Rainger        Director and Nominee                 Common                1,640         (2)
George M. Smart           Director and Nominee                 Common                1,511         (2)
Frank C. Watson           Director                             Common                3,341         (2)
Jesse T. Williams, Sr.    Director and Nominee                 Common                  740         (2)
Robert J. McWhorter       Senior Vice President                Common                2,810         (2)
Anthony N. Gorant         Vice President                       Common                3,365         (2)
                                                           7.75% Preferred             200         (2)
Anthony J. Alexander      Sr. VP and General Counsel           Common                7,275         (2)
Justin T. Rogers, Jr.     CEO-Retired                          Common                9,011         (2)
All Directors & Officers                                       Common               63,181         (2)
 As a Group                                                7.75% Preferred             200         (2)
State Street Bank and Trust Co.      (3)                       Common           13,273,589         8.7%

(1) Beneficially owned shares include any shares with respect to which voting or investment power is attributed to a person because of joint or fiduciary ownership of the shares or relationship of the record owner, such as a spouse, even if the person does not consider himself or herself the beneficial owner.

(2) The percentage of shares beneficially owned by any director or nominee, or by all directors and officers as a group, does not exceed one percent of the class so owned.

(3) State Street Bank and Trust Company (225 Franklin Street, Boston, MA 02110) is Trustee under the Ohio Edison System Savings Plan which holds 11,865,567 shares (7.8%) of the Company's Common Stock, and shares voting and investment power with respect thereto with the employees participating in the Plan. The Bank also holds 1,408,022 shares (.9%) of the Company's Common Stock as Trustee under various collective investment funds for employee benefit plans and other index and personal trust accounts. The Bank has sole voting power with respect to 1,103,172 of these shares and shares voting power with respect to 1,450 of these shares; has sole investment power with respect to 1,404,172 of these shares and shares investment power with respect to 2,050 of these shares; and has neither voting nor investment power with respect to 1,800 of these shares..

(4) Mr. Carter, elected a director by the Board of Directors, effective February 1, 1994, purchased 111 shares of Common Stock on January 31, 1994.

                      SUMMARY EXECUTIVE COMPENSATION TABLE

                                       Annual Compensation
                                   ----------------------------    All Other
 Name and Principal Position  Year  Salary  Bonus (1) Other (2) Compensation (3)
- --------------------------------------------------------------------------------
Willard R. Holland (4)--      1993 $381,416 $ 82,136   $ 4,462      $21,685
 President of the
  Company, Chairman of the    1992  301,192   46,260     6,500       14,994
  Board of its
  subsidiary, Pennsylvania    1991   93,692   13,760     3,318          194
  Power Company, and Chief
  Executive Officer of both
  companies
Justin T. Rogers, Jr. (4)--
 Retired Chairman of the      1993  113,309   21,440    17,078      248,556
  Board and Chief Executive
  Officer of the              1992  497,915  107,676    13,933       90,550
  Company and its             1991  430,598   47,834    13,933      101,278
  subsidiary, Pennsylvania
  Power Company
H. Peter Burg--Senior Vice
 President                    1993  217,924   33,732     2,291       17,831
                              1992  214,690   33,402     1,550       16,270
                              1991  184,856   30,170     1,550       16,018
Robert J. McWhorter--Senior
 Vice President               1993  201,678   25,459     7,500       27,435
                              1992  201,282   25,427     5,517       25,030
                              1991  185,696   22,628     6,213       24,896
Anthony N. Gorant--Vice
 President                    1993  195,975   24,795     7,029       25,175
                              1992  194,841   24,709     2,772       22,051
                              1991  173,026   22,062     2,758       20,541
Anthony J. Alexander--
 Senior Vice President        1993  186,002   23,447     1,212       11,957
 and General Counsel          1992  183,816   16,686       989       11,293
                              1991  146,053   13,993       989        9,956

(1) See Long-Term Incentive Plan Table for Incentive Compensation Plan awards mandatorily deferred into the Common Stock Equivalent Account.

(2) Consists of reimbursement for income tax obligations on Executive Indemnity Program premium and on certain executive perquisites.

(3) For 1993, amount is comprised of (1) matching Company Common Stock contributions under the tax qualified Savings Plan: Holland-$3,530; Rogers- $2,797; Burg-$6,746; McWhorter-$6,746; Gorant-$6,626; Alexander-$6,746; (2)
    the current dollar value of the Executive Supplemental Life Plan benefit at age 65 that is attributable to the Company's portion of the premiums it paid in 1993: Holland-$9,649; Rogers-$24,201; Burg-$2,287; McWhorter- $4,888; Gorant-$5,402; Alexander-$1,784; (3) above market interest earned under the Executive Deferred Compensation Plan: Holland-$8,506; Rogers- $9,945; Burg-$6,574; McWhorter-$8,887; Gorant-$9,370; Alexander-$2,009; (4)
    a portion of the Executive Indemnity Program premium reportable as income:
    Holland-$0.; Rogers-$18,988; Burg-$2,224; McWhorter-$6,914; Gorant-$3,777;
    Alexander-$1,418; and (5) banked vacation paid at retirement: Rogers- $192,625 (816 hours).

(4) Mr. Holland was elected to his current position effective March 1, 1993, the day of Mr. Rogers' retirement.

          LONG-TERM INCENTIVE PLAN TABLE--AWARDS IN LAST FISCAL YEAR

                                                             Estimated Future Payouts Under
                                                               Non-Stock Price Based Plan
                    Dollar   Number of  Performance or Other (Number of Performance Shares)
                    Amount  Performance     Period Until     -----------------------------------
 Name              Deferred   Shares    Maturation or Payout  Threshold    Target      Maximum
- -------------------------------------------------------------------------------------------------
W. R. Holland-CEO  $76,658     3,677          4 years               3,493      4,653        5,745
H. P. Burg          29,870     1,433          4 years               1,361      1,813        2,239
R. J. McWhorter     22,035     1,057          4 years               1,004      1,338        1,651
A. N. Gorant        21,356     1,024          4 years                 973      1,296        1,600
A. J. Alexander     19,980       958          4 years                 910      1,213        1,497

A senior executive must defer 50% of his/her annual Executive Incentive Compensation Plan award into a Common Stock Equivalent Account. At the end of a four-year performance period, the Common Stock Equivalent Account attributed to the deferred award for that period will be valued as if the compensation deferred into the account had been invested in the Company's Common Stock and any dividends that would have been paid on such stock were reinvested on the date paid. This value may be increased or decreased based upon the total return of the Company's Common Stock relative to the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies during the period and the Company's price change to residential customers relative to a peer group of twenty electric utilities selected from the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies. The final value of an executive's account will be paid to the executive in cash. If an executive retires, dies or otherwise leaves the employment of the Company prior to the end of the four-year deferral period, the executive's account will be valued and paid to the executive or the executive's beneficiary in the year following such event.

The maximum amount in the above table will be earned if the Company's price change to residential customers is ranked in the lowest (fifth) quintile of the peer group (i.e., the lowest 20 percent of the peer group) and the Company's total shareholder return is in the top (first) quintile compared to the index. The target amount will be earned if the Company's price change to residential customers is in the fourth quintile and the total shareholder return is in the second quintile. The threshold amount will be earned if the Company's price change to residential customers is above the third quintile and the total shareholder return is in or below the third quintile.

Mr. J. T. Rogers, Jr., retired on March 1, 1993, and his entire Executive Incentive Compensation Plan award is shown in the Bonus column of the Summary Executive Compensation Table. His Common Stock Equivalent Account was valued and paid on March 1, 1994.

EXECUTIVE RETIREMENT PLAN

  The Ohio Edison System Supplemental Executive Retirement Plan is limited to eligible senior executives as approved by the Compensation Committee of the Board of Directors. At normal retirement, eligible senior executives (which include all of the officers listed above) who have five or more years of service with the Company are provided a retirement benefit equal to 65 percent of their highest annual salary, reduced by the executive's pensions under tax-qualified pension plans of the Company or other employers, any supplementary pension under the Company's Executive Deferred Compensation Plan, and Social Security benefits. Subject to exceptions that might be made in specific cases, senior executives retiring prior to age 65, or with less than five years of service, or both, may receive a similar but reduced benefit. This Plan also provides for disability and surviving spouse benefits. As of the end of 1993, the estimated annual retirement benefits of W. R. Holland from all of the above sources was $247,920 and the estimated annual retirement benefits of the other executive officers listed above at age 65 from such sources was: H. P. Burg-$141,651; R. J. McWhorter-$131,091; A. N. Gorant-$127,384; and A. J.
Alexander-$120,901. Mr. J. T. Rogers, Jr. retired on March 1, 1993, with an annual retirement benefit from all the above sources of $323,645.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is committed to maintaining a compensation program that rewards executives based on performance and is sufficient to attract and retain talented executives critical to the long-term success of the Company. To this end, the Committee periodically reviews compensation data that compares base salary and incentive award opportunities of Company executives to those reported by the Edison Electric Institute and other surveys for executives employed at publicly-held electric utility companies with similar revenue levels to Ohio Edison Company.

  The base salary range for an executive is market-based and is related to an evaluation of the responsibilities for his/her position. It is constructed around a standard rate. The standard rate is targeted to the median of salaries of executives with similar responsibilities in the comparable utilities noted above. An individual executive's actual salary is based upon the standard rate for his/her position and an annual assessment of the executive's job performance. However, the maximum base salary of each executive is limited to the standard rate of his/her pay range and any additional compensation is based on Company operating results under the Executive Incentive Compensation Plan, described below. In this way, a senior executive's total pay package is linked to the performance of the Company and a significant portion of the executive's total pay is put at risk. The Salary column in the Summary Executive Compensation Table lists the 1993 base salary of the named executive officers.

  The Committee recognizes that the Company operates in an increasingly competitive environment and is committed to maintaining a performance-oriented incentive compensation program that rewards performance not only with respect to annual and long-term Company goals, but also Company performance as compared to other companies in the electric utility industry. To this end, the Committee authorized the implementation of the Executive Incentive Compensation Plan (the "Plan") in 1985 which was last amended in 1991. An executive's award opportunity under the Plan is targeted to the median of those reported for executives with similar responsibilities in the comparable utilities noted above.

  The Plan currently is an annual program with a long-term incentive feature. Each year earnings per share goals and performance objectives are approved by the Committee. The performance objectives are equally weighted and, during 1993, related to the achievement of confidential target levels regarding productivity, plant availability, plant capacity factor, customer satisfaction, total return of the Company's Common Stock relative to the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies, and the Company's price changes for residential customers relative to a peer group of twenty electric utilities. The peer group of twenty electric utilities is confidential for competitive reasons but is selected from the Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies used in the performance comparison graph presented below. Approximately two-thirds of a senior executive's award is based on the level of earnings per share achieved and the number of performance objectives attained, and one-third is based on an assessment of the individual's job performance. No awards are paid under the Plan unless a minimum threshold earnings per share level is attained, or the Committee determines that unusual events, which although they affect the Company's reported earnings, do not truly reflect the achieved operating results of the Company.

  Senior executives are required to defer at least 50% of any award granted, after appropriate taxes are withheld, into a Common Stock Equivalent Account for four years. Such deferral links the ultimate payment of such amounts to the performance of the Company over the four-year period. For a further explanation of this feature of the Plan, see the discussion following the Long-Term Incentive Plan Table.

  In determining whether incentive compensation should be paid under the Plan in 1993, the Committee noted that the threshold earnings per share level was exceeded prior to the write-off of Perry Unit No. 2, a project for which construction ceased in 1985. Because this write-off did not relate to 1993 operating performance, the Committee considered it an unusual event that should not be taken into account under the Plan. Based on the earnings per share achievement and the fact that the Company met five of the six performance objectives as noted above, incentive compensation was paid in accordance with the Plan to each of the executive officers listed in the Summary Executive Compensation Table. As Chief Executive Offier, Mr. Holland was awarded $125,313 based on the Company's results noted above and $33,481 based on an assessment of his individual performance. In evaluating Mr. Holland's individual performance, the Committee considered his role in maintaining effective cost controls throughout the organization, establishing the Performance Aspirations Initiative that identified further significant cost reduction opportunities and qualitative factors such as organizational leadership, management development and achievement of the Integrated Resource and Clean Air Compliance Plans. As former Chief Executive Officer, Mr. Rogers was awarded $21,440 based on the Company's earnings per share achievement and attainment of five of the six specified performance objectives. His award was prorated based on his active employment prior to his retirement on March 1, 1993. The portion of the award that the named executive officers elected to receive in cash or defer into the Executive Deferred Compensation Plan is listed in the Bonus column of the Summary Executive Compensation Table. The portion of the award that was deferred into the Common Stock Equivalent Account and the corresponding number of performance shares is listed in the Long-Term Incentive Plan Table.

         Compensation Committee: Robert L. Loughhead, Chairman
                                 Glenn H. Meadows
                                 Jesse T. Williams, Sr.

SHAREHOLDER RETURN: PERFORMANCE COMPARISON GRAPHS

  The following graphs illustrate the total annual return earned from an investment in Ohio Edison Common Stock, compared with those earned in the Standard & Poor's 500 Index of widely held common stocks (the "S&P 500 Index") or Edison Electric Institute's Index of 100 Investor-Owned Electric Utility Companies (the "EEI 100 Index"). The top graph shows the total annual returns by year. The second graph depicts the cumulative value of a $100 investment made on December 31, 1988. Total annual return represents stock price changes plus the reinvestment of dividends in the stock.

                                    GRAPH 1
                            TOTAL ANNUAL RETURNS

               1989       1990        1991       1992        1993
               -----------------------------------------------------
Ohio Edison     37.52%     (20.76)%    29.29%     20.95%      4.592%
S&P 500 Index   31.69       (3.11)     30.47       7.62      10.1
EEI 100 Index   29.921       1.232     28.792      7.496     11.386




                                    GRAPH 2
                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
             AMONG OHIO EDISON, S&P 500 INDEX AND EEI 100 INDEX

Measurement period                Ohio       S&P 500     EEI 100
(Fiscal year Covered)            Edison      Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100.00     $ 100.00    $ 100.00

FYE 12/31/89                    $ 137.52     $ 131.69    $ 129.92
FYE 12/31/90                    $ 108.97     $ 127.6     $ 131.52
FYE 12/31/91                    $ 140.88     $ 166.48    $ 169.39
FYE 12/31/92                    $ 170.39     $ 179.16    $ 182.09
FYE 12/31/93                    $ 178.22     $ 197.26    $ 202.82


EEI 100 INDEX (COMPANIES IN INDEX)

  Allegheny Power System, Inc.; American Electric Power, Inc.; Atlantic Energy, Inc.; Baltimore Gas & Elec. Co.; Bangor Hydro-Elec. Co.; Black Hills Corp.; Boston Edison Co.; Carolina Power & Light Co.; Centerior Energy Corp.; Central & South West Corp.; Central Hudson; Central Louisiana Electric Co., Inc.; Central Maine Power Co.; Central Vermont Pub. Serv. Corp.; CILCORP Inc.; Cincinnati Gas & Elec. Co.; CIPSCO Inc.; CMS Energy Corp.; Commonwealth Edison Co.; Commonwealth Energy System; Consolidated Edison Co. of NY; Delmarva Power & Light Co.; Detroit Edison Co.; Dominion Resources, Inc.; DPL Inc.; DQE Inc.; Duke Power Co.; Eastern Utilities Assoc.; El Paso Electric Co.; Empire District Electric Co.; Entergy Corp.; ESELCO Inc.; Florida Progress Corp.; FPL Group, Inc.; General Public Utilities Corp.; Green Mountain Power Corp.; Gulf States Utilities Co.; Hawaiian Electric Inds., Inc.; Houston Industries, Inc.; Idaho Power Co.; IES Industries Inc.; Illinois Power Co.; Interstate Power Co.; Iowa-Illinois Gas & Elec. Co.; IPALCO Enterprises Inc.; Kansas City Power & Light Co.; Ku Energy Corp.; LG&E Energy Corp.; Long Island Lighting Co.; Madison Gas & Electric Co.; Maine Public Service Co.; Midwest Resources Inc.; Minnesota Power; Montana Power Co.; Nevada Power Co.; New England Electric System; New York State Elec. & Gas Corp.; Niagara Mohawk Power Corp.; NIPSCO Industries, Inc.; Northeast Utilities; Northern States Power Co.; Northwestern Public Service Co.; Ohio Edison Co.; Oklahoma Gas & Electric Co.; Orange & Rockland Utilities, Inc.; Otter Tail Power Co.; Pacific Gas & Electric Co.; PacifiCorp; Pennsylvania Power & Light Co.; Philadelphia Electric Co.; Pinnacle West Capital Corp.; Portland General Corp.; Potomac Electric Power Corp.; PSI Resources, Inc.; Public Service Co. of Colorado; Public Service Co. of New Mexico; Public Service Enterprise Group, Inc.; Puget Sound Power & Light Co.; Rochester Gas & Electric Corp.; San Diego Gas & Electric Co.; SCANA Corp.; SCEcorp; Sierra Pacific Resources; Southern Company; Southern Indiana Gas & Electric Co.; Southwestern Public Service Co.; St. Joseph Light & Power Co.; TECO Energy Inc.; Texas Utilities Co.; TNP Enterprises Inc.; Tucson Electric Power Co.; Union Electric Co.; United Illuminating Co.; Unitil Corp.; Upper Peninsula Energy Corp.; UtiliCorp United; Washington Water Power Co.; Western Resources, Inc.; Wisconsin Energy Corp.; Wisconsin Public Service Corp.; WPL Holdings Inc.

ANNUAL REPORT

  The Proxy Statement is accompanied by the Annual Report for the fiscal year ended December 31, 1993, which contains financial and other information about the activities of the Company.

  THE COMPANY WILL FURNISH TO A SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) UPON RECEIPT OF A WRITTEN REQUEST TO MR. G. F. LAFLAME, SECRETARY, OHIO EDISON COM-PANY, 76 SOUTH MAIN STREET, AKRON, OHIO 44308.

PROPOSALS OF SECURITY HOLDERS

  Notice is hereby given that any shareholder proposal intended to be presented at the Annual Meeting of Shareholders in 1995 must be received at the Company's principal office on or before November 15, 1994, in order to be included in the Company's Proxy Statement and Proxy relating to such meeting.

                                          By order of the Board of Directors

                                          G. F. LaFlame, Secretary

Akron, Ohio
March 15, 1994

[MAP APPEARS HERE]



                                                            [MAP APPEARS HERE]
         OHIO EDISON
      76 SOUTH MAIN ST.
      AKRON, OHIO 44308

    GENERAL OFFICE LOCATION
(CORNER OF MAIN ST. AND MILL ST.)

    Public parking is available in two
parking decks which have entrances from
W. Mill St. One of these parking decks is attached to the Ohio Edison Building and the other is directly across the street.






                   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
[LOGO OF OHIO      ANNUAL MEETING OF SHAREHOLDERS AT THE PRINCIPAL OFFICE
 EDISON APPEARS    OF THE COMPANY, 76 SOUTH MAIN STREET, AKRON, OHIO, ON
 HERE]             THURSDAY, APRIL 28, 1994, AT 10:00 A.M., EASTERN TIME.


     The undersigned hereby appoints G.F. LaFlame and N.C. Brink as Proxies each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Ohio Edison Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 26,1994, or any adjournment thereof, and in their discretion
the Proxies are authorized to vote upon such other business as may properly   P
come before the meeting.
                                                                              R
                                     THIS PROXY WILL BE VOTED AS INDICATED.
Please sign and mail promptly        IF NO DIRECTIONS ARE INDICATED, THE      O
to assure your representation at     SHARES REPRESENTED BY THIS PROXY WILL
the meeting.                         BE VOTED FOR ITEMS 1 AND 2, AND AGAINST  X
                                     ITEM 3.
                                                                              Y
           Continued and to be signed and dated on the other side.

(LETTERHEAD OF OHIO EDISON)
- --------------------------------------------------------------------------------
Willard R. Holland
President and Chief Executive Officer

                                       March 15, 1994

Dear Shareholder:

           You are cordially invited to attend our Annual Meeting of Shareholders, to be held at 10 a.m. on Thursday, April 28, 1994, at the Company's General Office in Akron, Ohio.

           At the meeting, we will review the Company's performance and answer any questions you may have. The enclosed proxy material will provide you with more details about items that will be addressed at the meeting. In addition to the election of directors and the ratification of auditors, this year you are asked to vote on a shareholder proposal. Your Board of Directors is recommending that shareholders vote against the shareholder proposal.

           After reviewing the enclosed material, please take a moment to sign, date and mark your vote on the proxy card below and return it in the enclosed postage-paid envelope. Your interest and support are important to us. That's why we ask that you vote your shares whether or not you plan to attend the meeting.

           For your convenience, a map showing the location of our General Office is shown on the back of this letter. I look forward to seeing you at the meeting.


                                       Sincerely,

                                       /s/ Willard R. Holland

Enc.
                                  TEAR HERE
- --------------------------------------------------------------------------------
Indicate your vote by an (X) in the appropriate boxes.

Item No. 1 Election of Directors:

               FOR                           WITHHOLD
               [_]                              [_]

         FOR all nominees listed         WITHHOLD authority to
         below (except as printed        vote for all nominees
         to the contrary below)          listed below

         D.C. Blasius, H.P. Burg, R.H. Carlson, R.M. Carter,
         C.A. Cartwright, W.R. Holland, R.L. Loughhead, G.H. Meadows, P.J. Powers, C.W. Rainger, G.M. Smart, J.T. Williams, Sr.

         INSTRUCTION: To withhold authority to vote for any individual nominee, print the nominee's name on the following line.

         --------------------------------------------------------------
Item No. 2 Ratification of appointment of auditors.

               FOR          AGAINST         ABSTAIN
               [_]            [_]             [_]

Item No. 3 Shareholder Proposal

               FOR          AGAINST         ABSTAIN
               [_]            [_]             [_]


X
- ---------------------------------------------------------------------

X
- ---------------------------------------------------------------------
Sign here as name(s) appear above. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

- ---------------------------------------------------------------------
Date

                            Graphics Appendix List
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------
  3, 4, 5, 6                     Photos of the directors and nominees for
                                 directors appear to the left of each
                                 respective name on pages 3, 4, 5 and 6


13 Graph 1 - A performance graph showing a comparison of total annual returns for Ohio Edison, S&P 500 Index and EEI 100 Index

                                 Graph 2 - A performance graph showing a
                                 comparison of total return cumulative
                                 values for Ohio Edison, S&P 500 Index
                                 and EEI 100 Index

Proxy Sheet                      A map showing Akron Ohio and Ohio Edison
                                 general office building, location of the annual meeting of shareholders, 76 South
                                 Main Street, Akron Ohio 44308